Registration No. 333-163786

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANIMAL HEALTH HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	71-0982698
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Village Circle, Ste 200 Westlake, Texas	76262
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Option and Incentive Plan

(Full Title of Plan)

David R. Wagley

Chief Financial Officer

Animal Health Holdings, Inc.

7 Village Circle, Ste 200

Westlake, TX 76262

 (Name and address of agent for service)

(817) 859-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (No. 333-163786), filed with the Securities and Exchange Commission on December 17, 2009 (the “Registration Statement”), of Animal Health Holdings, Inc., formerly known as Animal Health International, Inc. (the “Registrant”) pertaining to the registration of certain shares of the Registrant’s common stock (“Registrant Common Stock”) issuable under the Registrant’s 2007 Stock Option and Incentive Plan.

Buffalo Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Lextron, Inc., a Colorado corporation (“Lextron”), merged with and into the Registrant with the Registrant as the surviving corporation (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of March 14, 2011 (the “Merger Agreement”), by and among Lextron, Buffalo Acquisition, Inc. and the Registrant.  As a result of the Merger, the Registrant became a wholly owned subsidiary of Lextron.

Pursuant to the Merger Agreement, as of the effective time of the Merger, all of the outstanding options to purchase shares of Registrant Common Stock issued under the Plan were cancelled.

Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the securities which remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westlake, Texas on this 15th day of June, 2011.

ANIMAL HEALTH HOLDINGS, INC.,

By:	/s/ John Adent
Name:	John Adent
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons, in the capacities indicated, as of June 15, 2011.

Signature	Title

/s/ John Adent	President, Chief Executive Officer and Director
John Adent	(Principal Executive Officer)

/s/ David R. Wagley	Chief Financial Officer and Director
David R. Wagley	(Principal Financial Officer)

/s/ Robert C. Hummel	Chairman and Director
Robert C. Hummel